Exhibit 10.49

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT BETWEEN HANSEN AND LUNA

This License Agreement between Hansen and Luna (“Agreement”) is dated and made effective as of the Effective Date by and between Luna Innovations Incorporated, a Delaware corporation, together with Luna Technologies, Inc., a Delaware corporation (acting jointly and severally, individually and collectively, “Luna”) and Hansen Medical, Inc., a Delaware corporation (“Hansen”). Individually, Luna and Hansen are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, (a) Luna Innovations Incorporated and Hansen entered into those certain Terms and Conditions of Sale and Service executed by Hansen on September 27, 2006 and Luna on September 28, 2006 (the “Hansen-Luna Agreement”) and that certain Mutual Nondisclosure Agreement between Hansen and Luna Innovations Incorporated dated April 1, 2006 (the “NDA”), which NDA is acknowledged below and which Hansen-Luna Agreement is amended and restated in its entirety as of the Effective Date by the applicable provisions of this Agreement (so that all surviving provisions constituting the Hansen-Luna Agreement as amended are contained and set forth in this Agreement), and which Hansen-Luna Agreement, as so amended and restated, shall be incorporated into and made a part of that certain Confidential Settlement Agreement (the “Settlement Agreement”) created to implement the Amended Plan (as defined below); and (b) the Hansen-Luna Agreement shall be interpreted in accordance with the applicable terms and conditions of this Agreement and otherwise in accordance with the Settlement Agreement and Amended Plan, and such interpretation shall be effective as against any other party in interest in the Chapter 11 Case (as defined below) or other third party;

WHEREAS, Luna and Hansen are parties to the case Hansen Medical Inc. v. Luna Innovations Inc., No. 07-088551, in the Superior Court of the State of California, County of Santa Clara relating to certain disputes arising out of the Hansen-Luna Agreement and/or the NDA (the “Litigation”);

WHEREAS, Luna and Hansen wish to settle the Litigation in the context of the First Amended Joint Plan of Reorganization of Luna Innovations Incorporated and Luna Technologies, Inc. under Chapter 11 of the Bankruptcy Code (“Amended Plan”) in Luna’s Chapter 11 Case No. 09-71811 (“Chapter 11 Case”) pending in the U.S. Bankruptcy Court for the Western District of Virginia (“Bankruptcy Court”) and approved by the Bankruptcy Court’s Order Confirming First Amended Joint Plan of Reorganization of Luna Innovations Incorporated and Luna Technologies, Inc. (“Confirmation Order”). This Agreement is one of the “Hansen Settlement Documents” (as defined in the Amended Plan) referenced and incorporated in the Amended Plan and Confirmation Order;

WHEREAS, in connection with the settlement of the Litigation through the Amended Plan: (i) Luna agrees to grant a license to Hansen to certain intellectual property related to fiber optic shape sensing or localization technologies, as provided hereinafter and Hansen desires to receive such license; (ii) Luna and Hansen desire to confirm Hansen’s ownership of certain intellectual property developed for, and assigned to, Hansen under the Hansen-Luna Agreement and (iii) Hansen agrees to grant and/or confirm the grant of a license to Luna to certain existing intellectual property (including the intellectual property described in the foregoing clause (ii)), as provided hereinafter, and Luna desires to receive such license, in all cases in accordance with the terms and conditions hereof;

WHEREAS, Luna and Intuitive (as defined below) are entering into that certain License Agreement Between Intuitive and Luna (“Intuitive-Luna License”) as of the Effective Date to allow, among other things, Intuitive and Hansen to continue to work with Luna to develop Fiber Optic Shape Sensing/Localization Technology within the Medical Robotics field (each as defined below);

WHEREAS, Hansen and Intuitive have entered into that certain Cross-License Agreement dated as of September 5, 2005 (the “2005 Hansen-Intuitive Cross License”), and it is the intent of the Parties and Intuitive that such 2005 Hansen-Intuitive Cross License shall remain in full force and effect and the terms of such 2005 Hansen-Intuitive Cross License shall in no way be modified, affected or superseded by this Agreement;

NOW, THEREFORE, in view of the terms and conditions described below and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. DEFINITIONS. The following initially capitalized words and phrases (and derivative forms of these capitalized words and phrases) shall have the stated meanings below. The terms “include,” “includes,” “including” shall be deemed followed by the phrase “without limitation” regardless of whether followed by that phrase:

1.1 “Affiliates” means any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with a Party. For purposes of this definition, “control” of an entity means the direct or indirect ownership of securities representing fifty percent (50%) or more of the total voting power entitled to vote in elections of such entity’s board of directors or other governing authority, or equivalent interests conferring the power to direct or cause the direction of the governance or policies of such entity. The meaning of “Affiliates” shall be subject to the terms and conditions of Section 6.3.

1.2 “Colonoscopy Non-Robotic Field” means [****].

1.3 “Created By Luna” means, with respect to Technology, patent rights or other intellectual or industrial property rights, to the extent such Technology, patent rights and other intellectual or industrial property rights were developed, made, created, conceived, reduced to practice (in whole or in part) by employees of Luna or its Affiliates or by other individuals or entities obligated to assign rights therein to Luna or an Affiliate of Luna (in all such cases whether solely or jointly with others), provided, however, that the meaning of “Created By Luna” shall be subject to the terms and conditions of Section 6.3.

1.4 “Development and Supply Agreement” means that certain Development and Supply Agreement being entered into by and between the Parties concurrently herewith.

1.5 “Effective Date” means the Effective Date of the Amended Plan after entry of the Confirmation Order by the Bankruptcy Court, which the Parties hereby confirm to be January 12, 2010.

1.6 “Endoluminal Non-Robotic Field” means [****].

1.7 “Fiber Optic Shape Sensing/Localization Technology” or “FOSSL Technology” means [****].

[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.8 “Hansen Generated Luna Agreement IP” means all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual property and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Hansen under the Hansen-Luna Agreement in connection with the projects to develop products specified in the exhibits to the Hansen-Luna Agreement (but not including any technology or intellectual property developed by Hansen prior to or otherwise independently of such projects).

1.9 “Hansen Licensed IP” means (a) the Hansen Patents; (b) the Hansen Generated Luna Agreement IP; and (c) the Hansen-Luna Agreement IP.

1.10 “Hansen Patents” means patent applications listed on Exhibit E hereto regarding certain Fiber Optic Shape Sensing/Localization Technology filed by Hansen as of the Effective Date with the United States Patent and Trademark Office (and/or under the PCT system), together with any renewal, division, continuation, continued prosecution application or continuation-in-part (solely to the extent claiming priority back to the applications listed on Exhibit E) of any of such patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations and revalidations of or to any of the foregoing, and any foreign counterparts of any of the foregoing, in each case to the extent claiming or covering any Fiber Optic Shape Sensing/Localization Technology.

1.11 “Hansen Products” means any Product for which Hansen or its Affiliates has received or is in the process of seeking regulatory approval to market from the Food and Drug Administration (“FDA”) (or any FOSSL Technology-enabled component or subsystem thereof) which has been, is or will be developed by or for Hansen or its Affiliates, or manufactured by or for Hansen or its Affiliates, or sold by or for Hansen or its Affiliates.

1.12 “Hansen-Luna Agreement IP” means all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual property and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Luna under the Hansen-Luna Agreement in connection with the projects to develop products specified in the exhibits to the Hansen-Luna Agreement (but not including any technology or intellectual property developed by Luna prior to or otherwise independently of such projects, including without limitation all technology and intellectual property identified on Exhibit 5 to the Hansen-Luna Agreement). “Hansen-Luna Agreement IP” includes, but is not limited to, the technologies described in Exhibit A.

1.13 “Intuitive” means Intuitive Surgical, Inc., a Delaware corporation.

1.14 “Intuitive-Luna Agreement” means that certain Development and Supply Agreement dated June 11, 2007 between Intuitive and Luna Innovations Incorporated, as restated and amended by Luna and Intuitive as of the Effective Date pursuant to the Amendment to the 2007 Development and Supply Agreement (the “Amendment”) in connection with entering into the Intuitive-Luna License.

1.15 “Intuitive-Luna License” has the meaning given to such term in the recitals.

1.16 “Intuitive Products” means any Product for which Intuitive or its Affiliates has received or is in the process of seeking regulatory approval to market from the Food and Drug Administration (or any FOSSL Technology-enabled component or subsystem thereof) which has been, is or will be developed by or for Intuitive or its Affiliates, or manufactured by or for Intuitive or its Affiliates, or sold by or for Intuitive or its Affiliates.

1.17 “Licensed IP” means the Licensed Patents and the Licensed Technology.

1.18 “Licensed Patents” means any and all patents, inventors’ certificates and patent applications throughout the world to the extent claiming, or which would (absent a license) be infringed by the manufacture, use or sale of, any FOSSL Technology, in each case which are owned, licensed (with a right to sublicense) or otherwise controlled by Luna or its Affiliates (subject to Section 6.3) as of the Effective Date or thereafter (including without limitation those listed patent applications and patents set forth in Exhibit B, and any patents or patent applications which claim, or which would (absent a license) be infringed by the manufacture, use or sale of, the subject matter in Exhibit C or any other FOSSL Technology described in subsections (a) through (d) of Section 1.19 (Licensed Technology) below), together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations and revalidations of or to any of the foregoing, and any foreign counterparts of any of the foregoing, in each case to the extent claiming, or which would (absent a license) be infringed by the manufacture, use or sale of, any FOSSL Technology.

1.19 “Licensed Technology” means any and all FOSSL Technology (together with all intellectual and industrial property rights of any sort throughout the world therein or thereunder) other than the Licensed Patents, in each case which are owned, licensed (with a right to sublicense) or otherwise controlled by Luna or its Affiliates (subject to Section 6.3) as of the Effective Date or thereafter, including without limitation (a) FOSSL Technology owned, licensed (with a right to sublicense) or otherwise controlled by Luna prior to the Effective Date, (b) FOSSL Technology Created By Luna in connection with the Intuitive-Luna Agreement (whether before, on or after the Effective Date), (c) FOSSL Technology otherwise Created By Luna prior to, and owned or controlled by Luna or its Affiliates as of, the Effective Date; (d) FOSSL Technology Created By Luna, and owned or controlled by or licensed to Luna or its Affiliates, under or in connection with Luna’s research agreement with the Office of Naval Research dated March 6, 2008 (Fiber Optics Shape Sensing for DADS Arrays, N00014-08-C-0156). “Licensed Technology” includes, but is not limited to, any of the foregoing related to the technologies described in Exhibit A and in Exhibit C.

1.20 “Medical Fields” means the Medical Robotics Field, the Non-Robotic Medical Devices Field (including the Colonoscopy Non-Robotic Field), the Orthopedics Field, the Vascular Non-Robotic Field and the Endoluminal Non-Robotic Field.

1.21 “Medical Robotics Field” means [****].

1.22 “Non-Robotic Medical Devices Field” means [****].

1.23 “Orthopedics Field” means [****].

1.24 “Product” means any device, instrument, diagnostic, therapeutic, product, system, application or services.

[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

1.25 “SDOF Medical Robotics” means [****].

1.26 “Subsidiaries” means, with respect to any entity, all other entities in which such aforementioned entity has a controlling ownership interest (directly or indirectly) of at least fifty-one percent (51%) of the issued and outstanding equity interests of such other entities.

1.27 “Technology” means any technical information, know-how, processes, procedures, methods, formulae, protocols, techniques, software, computer code (including both object and source code), documentation, works of authorship, data, designations, designs, devices, prototypes, substances, components, inventions (whether or not patentable), mask works, ideas, trade secrets and other information or materials, in tangible or intangible form.

1.28 “Vascular Non-Robotic Field” means [****].

1.29 “2005 Hansen-Intuitive Cross License” has the meaning given to such term in the recitals.

2. LICENSE GRANTS

2.1 By Luna.

(a) Medical Robotics Field. Subject to the provisions in this Section 2.1(a) below, Luna hereby grants to Hansen and its Affiliates a co-exclusive, worldwide, transferable (subject to Section 6.3 below), royalty-free, fully paid-up, perpetual and irrevocable license under the Licensed IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products, in each case solely within the Medical Robotics Field. The foregoing license shall be co-exclusive between Intuitive and Hansen, which for purposes of such license means that each of Hansen (and its Affiliates) and Intuitive (and its Affiliates) shall enjoy all the rights of an exclusive licensee (but for the rights of the other), except that: (i) Hansen shall have no right to, and shall not, license or sublicense any Licensed IP in the Medical Robotics Field except that Hansen shall have the right to sublicense (through one or multiple tiers) Licensed IP in the Medical Robotics Field solely (A) in connection with the development, manufacture, use or sale of Hansen Products, (B) with respect to SDOF Medical Robotics for which Hansen will have the sole right to grant naked sublicenses to third parties (without any restrictions or interference from either Intuitive or Luna) and Intuitive has no right to grant such naked sublicenses, and/or (C) as otherwise mutually agreed by Intuitive and Hansen and Luna, (ii) Intuitive shall have no right to, and shall not, license or sublicense any Licensed IP in the Medical Robotics Field except that Intuitive shall have the right to sublicense (through one or multiple tiers) Licensed IP in the Medical Robotics Field solely in connection with the development, manufacture, use or sale of Intuitive Products or as otherwise mutually agreed by Hansen and Intuitive and Luna, and (iii) Luna shall retain no rights to or under any Licensed IP within the Medical Robotics Field except (x) solely to provide services to Hansen as authorized by Hansen and/or services to Intuitive as authorized by Intuitive and (y) solely to perform research and development activities pursuant to contracts with the United States government in the Medical Robotics Field (and to grant licenses to the applicable United States government agency as required in connection therewith) but only with the prior written approval of both Hansen and Intuitive, which approval may be given or withheld in the sole discretion of both Hansen and Intuitive, and Luna shall provide to Hansen and Intuitive for their review a copy of each such proposed United States government contract so that they can each evaluate whether or not to approve such activities and/or license grants. To the extent any Licensed IP or Product has any application or use in both the Medical Robotics Field and any other field, this Section 2.1(a) shall not, and is not intended to, prohibit, limit or restrict any such application or use (including development, manufacture, use, offer for sale or sale) in such other field(s), subject to the other provisions (including license grants) in the other sections of this Agreement.

[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

(b) Non-Robotic Medical Devices Field. Subject to the provisions in this Section 2.1(b) below, Luna hereby grants to Hansen and its Affiliates a co-exclusive, worldwide, transferable (subject to Section 6.3 below), royalty-free, fully paid-up, perpetual and irrevocable license under the Licensed IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products, in each case solely within the Non-Robotic Medical Devices Field (which includes, for the avoidance of doubt, the Colonoscopy Non-Robotic Field). The foregoing license shall be co-exclusive between Hansen and Luna, which for purposes of such license means that each of Hansen (and its Affiliates) and Luna (and its Affiliates) shall enjoy all the rights of an exclusive licensee (but for the rights of the other hereunder), except that: (i) Hansen shall have the right to sublicense such license through one or multiple tiers in connection with the development, manufacture, use or sale of any Products (i.e., naked sublicenses are allowed), and (ii) Luna shall have the right to license the Licensed IP within the Non-Robotic Medical Devices Field through one or multiple tiers in connection with the development, manufacture, use or sale of any Products (i.e., naked licenses are allowed). For purposes of clarity, subject only to the foregoing grant to Hansen and its Affiliates, Luna hereby reserves for itself and its Affiliates all of Luna’s other rights and interests in and to the Licensed IP in the Non-Robotic Medical Devices Field, including, without limitation, the right under the Licensed IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products within the Non-Robotic Medical Devices Field. Notwithstanding the foregoing, the license granted in this Section 2.1(b) shall be non-exclusive with respect to any Licensed Technology that constitutes “Intuitive New Intellectual Property” as defined in the Intuitive-Luna Agreement.

(c) Orthopedics Field; Vascular Non-Robotic Field. Subject to the provisions in this Section 2.1(c) below, Luna hereby grants to Hansen and its Affiliates an exclusive (even as to Luna and Intuitive), worldwide, transferable (subject to Section 6.3 below), royalty-free, fully paid-up, perpetual and irrevocable license (with the right to sublicense through one or multiple tiers) under the Licensed IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products in each case solely within the Orthopedics Field and the Vascular Non-Robotic Field (i.e., naked sublicenses within such fields are allowed). Luna shall retain no rights to or under any Licensed IP within the Orthopedics Field or within the Vascular Non-Robotic Field except (i) solely to provide services to Hansen as authorized by Hansen and (ii) solely to perform research and development activities pursuant to contracts with the United States government in the Orthopedics Field or in the Vascular Non-Robotic Field (and to grant licenses to the applicable United States government agency as required in connection therewith) but only with the prior written approval of Hansen, which approval may be given or withheld in Hansen’s sole discretion, and Luna shall provide to Hansen for its review a copy of each such proposed United States government contract so that Hansen can evaluate whether or not to approve such activities and/or license grants. To the extent any Licensed IP or Product has any application or use in the Orthopedics Field and any other field(s) (other than the Vascular Non-Robotic Field) or the Vascular Non-Robotic Field and any other field(s) (other than the Orthopedics Field), this Section 2.1(c) shall not, and is not intended to, prohibit, limit or restrict any such application or use (including development, manufacture, use, offer for sale or sale) in such other field(s), subject to the other provisions (including license grants) in the other sections of this Agreement and subject to provisions (including license grants) of the Intuitive-Luna License. Notwithstanding the foregoing, the license granted in this Section 2.1(c) shall be non-exclusive with respect to any Licensed Technology that constitutes “Intuitive New Intellectual Property” as defined in the Intuitive-Luna Agreement.

(d) Endoluminal Non-Robotic Field. Subject to the provisions in this Section 2.1(d) below, Luna hereby grants to Hansen and its Affiliates an exclusive (even as to Luna and Intuitive), worldwide, transferable (subject to Section 6.3 below), royalty-free, fully paid-up, perpetual and irrevocable license (with the right to sublicense through one or multiple tiers) under the Licensed IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products in each case solely within the Endoluminal Non-Robotic Field (i.e., naked sublicenses within the Endoluminal Non-Robotic Field are allowed). Luna shall retain no rights to or under any Licensed IP within the Endoluminal Non-Robotic Field except (i) solely to provide services to Hansen as authorized by Hansen, (ii) solely to manufacture and have manufactured Products for Hansen within the Endoluminal Non-Robotic Field in accordance with the Development and Supply Agreement (and any commercial supply agreement entered into between the Parties in connection therewith), and (iii) solely to perform research and development activities pursuant to contracts with the United States government in the Endoluminal Non-Robotic Field (and to grant licenses to the applicable United States government agency as required in connection therewith) but only with the prior written approval of Hansen, which approval may be given or withheld in Hansen’s sole discretion, and Luna shall provide to Hansen for its review a copy of each such proposed United States government contract so that Hansen can evaluate whether or not to approve such activities and/or license grants. To the extent any Licensed IP or Product has any application or use in the Endoluminal Non-Robotic Field and any other field(s), this Section 2.1(d) shall not, and is not intended to, prohibit, limit or restrict any such application or use (including development, manufacture, use, offer for sale or sale) in such other field(s), subject to the other provisions (including license grants) in the other sections of this Agreement and subject to provisions (including license grants) of the Intuitive-Luna License. Notwithstanding any of the foregoing to the contrary, in the event the foregoing license to Hansen in the Endoluminal Non-Robotic Field is converted from exclusive to co-exclusive in accordance with the terms and conditions of Section 3.8.1 of the Development and Supply Agreement, then, as of the date of such conversion, the rights of Hansen and Luna under the Licensed IP within the Endoluminal Non-Robotic Field shall be the same as the rights of Hansen and Luna under the Licensed IP within the Non-Robotic Medical Devices Field in accordance with Section 2.1(b). Notwithstanding the foregoing, the license granted in this Section 2.1(d) shall be non-exclusive with respect to any Licensed Technology that constitutes “Intuitive New Intellectual Property” as defined in the Intuitive-Luna Agreement.

(e) Certain Manufacturing Arrangements. The Parties acknowledge that they have agreed to certain manufacturing arrangements within the Endoluminal Non-Robotic Field and the Non-Robotic Medical Field pursuant to and in accordance with the terms and conditions of Section 3.8 of the Development and Supply Agreement.

2.2 Hansen-Luna Agreement IP; License Grants by Hansen.

(a) Hansen-Luna Agreement IP. Luna hereby acknowledges, agrees and confirms that, pursuant to Section 5 of the Hansen-Luna Agreement: (i) Hansen owns all right, title and interest in and to the Hansen-Luna Agreement IP and all Hansen-Luna Agreement IP has been assigned to Hansen pursuant to the Hansen-Luna Agreement as of the date when such Hansen-Luna Agreement IP was first Created By Luna thereunder; and (ii) Luna agreed to assist Hansen in protecting certain of its intellectual property, and accordingly, but without in any way limiting or expanding such agreement, Luna shall reasonably cooperate with Hansen to the extent set forth in the next two sentences (which the Parties acknowledge are the same in substance and scope as the last two sentences of the second paragraph of such Section 5 of the Hansen-Luna Agreement and restate and amend such last two sentences). Luna shall further assist Hansen, at Hansen’s expense, to further evidence, record and perfect such assignments of the Hansen-Luna Agreement IP, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Luna hereby irrevocably designates and appoints Hansen as its agents and attorneys-in-fact, coupled with an interest, to act for and on Luna’s behalf to execute and file any document and to do all other lawfully permitted acts to further implement the foregoing intellectual property rights with the same legal force and effect as if executed by Luna.

(b) License from Hansen Outside the Medical Robotics Field. Subject to the provisions in this Section 2.2(b) below, Hansen hereby grants to Luna and its Affiliates a nonexclusive, worldwide, transferable (subject to Section 6.3 below), royalty-free, fully paid-up, perpetual and irrevocable license (with the right to sublicense through one or multiple tiers, i.e., naked sublicensing is allowed) under the Hansen Licensed IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products, in each case solely outside the Medical Robotics Field, outside the Orthopedics Field, outside the Vascular Non-Robotic Field and outside the Endoluminal Non-Robotic Field (except that such license to Luna shall also extend within such excluded fields solely to the extent of the scope of Luna’s retained rights expressly described in Section 2.12.1(a)(iii)(x) and (y), Section 2.1(c)(i) and (ii); and Section 2.1(d)(i), (ii) and (iii) (and the last sentence of Section 2.1(d)), respectively). Furthermore, Hansen hereby acknowledges, agrees and confirms that, pursuant to Section 5 of the Hansen-Luna Agreement, Hansen has granted to Luna a nonexclusive license under the Hansen Generated Luna Agreement IP and Hansen-Luna Agreement IP in all fields of use outside the Medical Robotics Field (and the foregoing license under the Hansen Licensed IP includes, amends and restates such license pursuant to Section 5 of the Hansen-Luna Agreement); and the Parties agree that the foregoing license pursuant to Section 5 of the Hansen-Luna Agreement is hereby amended to exclude the Orthopedics Field, the Vascular Non-Robotic Field and the Endoluminal Non-Robotic Field (except to the limited extent expressly described above, including by reference to the last sentence of Section 2.1(d)).

2.3 Certain Intellectual Property Matters

(a) Retention of License. Once any Technology, patent rights or other intellectual property of a Party is included within any of the licenses granted by this Agreement, such Technology and rights shall remain so included, and shall be and remain subject to the licenses granted. For example, and without limiting the foregoing, any Technology, patent rights or other intellectual property of an Affiliate of Luna that is included within the Licensed IP at any given time shall remain so included, and shall be and remain subject to the licenses granted to Hansen, even if and after such Affiliate entity ceases at some point to meet the definition of an Affiliate of Luna. As another example, and without limiting the foregoing (or Section 6.3), any assignment of, foreclosure on, or similar action with respect to, any Technology, patent rights or other intellectual property that is included within the Licensed IP (or Hansen Licensed IP as the case may be) shall be subject to the licenses granted by this Agreement and shall not result in the termination of or restriction on such licenses and such licenses shall survive any such assignment, foreclosure or similar actions.

(b) Intuitive-Luna Agreement Related Matters; Development and Supply Agreement Related Matters.

(i) Intuitive-Luna Agreement Related Matters. The terms of the Intuitive-Luna Agreement shall remain in full force and effect except as modified by the Amendment or by the Intuitive-Luna License. It is intended by the Parties that the Intuitive-Luna Agreement, as amended by the Amendment, be consistent with the licenses granted in Section 2.1 of this Agreement, the corresponding license granted by Luna to Intuitive in Section 2.1 of the Intuitive-Luna License and the patent enforcement provisions of Article 5 herein and Article 4 of the Intuitive-Luna License. Accordingly, Luna agrees that the Amendment shall provide that, (i) any exclusive licenses within the

Medical Robotics Field granted by Luna to Intuitive under the Intuitive-Luna Agreement (including under Sections 4.1 and 4.2 of the Intuitive-Luna Agreement) shall be modified to the extent required to allow for the co-exclusive license granted by Luna under the Licensed IP to Hansen in this Agreement and to Intuitive in the Intuitive-Luna License; (ii) the provisions of the Intuitive-Luna Agreement (including Sections 4.2 and 14.2.1 of the Intuitive-Luna Agreement) shall be modified to eliminate any restrictions or prohibitions on Luna to develop and manufacture products for Hansen and otherwise perform its obligations under the Development and Supply Agreement; and (iii) any provisions regarding the enforcement of Licensed Patents within the Intuitive-Luna Agreement (such as Section 9.7) shall be subject to and governed by Article 5 of this Agreement and Article 4 of the Intuitive-Luna License with respect to such Licensed Patents. The foregoing matters are and shall be incorporated into the Amended Plan (or, alternatively, into a motion to assume the Amendment) and the Confirmation Order as well as into the Amendment. Luna agrees that it may not amend, rescind or terminate the provisions in the Amendment effectuating the foregoing clauses (i) -(iii) or otherwise amend the Intuitive-Luna Agreement in a manner that amends, rescinds or terminates the foregoing clauses (i) -(iii).

(ii) Development and Supply Agreement Related Matters. It is intended by the Parties and Intuitive that the Development and Supply Agreement and this Agreement be consistent with the licenses granted in Section 2.1 of this Agreement, the corresponding license granted by Luna to Intuitive in Section 2.1 of the Intuitive-Luna License and the patent enforcement provisions of Article 5 herein and Article 4 of the Intuitive-Luna License. Accordingly, Hansen and Luna agree not to amend the Development and Supply Agreement or this Agreement in a way that would (i) terminate or rescind the licenses granted to Intuitive in Section 2.1 of the Intuitive-Luna License, (ii) amend, terminate or rescind the provisions in Article 5 of this Agreement or the patent enforcement provisions of the Development and Supply Agreement in a way that conflicts with the current Article 5 of this Agreement and Article 4 of the Intuitive-Luna License, or (iii) restrict or prohibit Luna from developing or manufacture products for Intuitive under, or otherwise performing its obligations under, the Intuitive-Luna Agreement.

(c) IP Created By Luna for Third Parties; No Conflicting Third Party Agreements. To the extent any FOSSL Technology (and all patent rights and other intellectual property rights therein) acquired or Created By Luna independently or otherwise prior to the Effective Date (whether or not under agreements with parties other than Hansen or Intuitive), and still owned by (or licensed to) Luna as of the Effective Date, would not otherwise be fully licensable to Hansen and Intuitive in accordance with the terms and conditions of Section 2.1 above, due to some restriction, exclusive grant or other limitation in a third party agreement or otherwise (or due to the lack of some consent or approval not given), such restriction, exclusivity or limitation shall be removed, released and discharged (and such consent or approval shall be deemed given) as of the Effective Date to the maximum extent allowed under Chapter 11 of the Bankruptcy Code or other applicable laws, so that such FOSSL Technology (and all patent rights and other intellectual property rights therein) can be included within the Licensed IP and fully licensed to Hansen and Intuitive in accordance with the terms and conditions hereof. The foregoing is and shall be incorporated into the Amended Plan and the Confirmation Order. The Parties acknowledge and agree to the foregoing. Furthermore, this Agreement and any license or right granted to Hansen hereunder shall be senior in right and time compared to any lien approved or created pursuant to the Amended Plan and the Confirmation Order, so that no foreclosure under any such lien shall modify or terminate such licenses or rights of Hansen. Luna shall not modify the Intuitive-Luna Agreement or any other existing agreement with any third party or enter into any new agreements with Intuitive or any other third party, or otherwise create or incur any obligation (whether by contract or otherwise), in a way that would terminate or narrow the scope or degree of exclusivity of the licenses granted to Hansen herein (it being understood that, for example, the granting of rights by Luna outside of fields licensed to Hansen herein or within the scope of Luna’s retained rights hereunder would not constitute a termination or narrowing of Hansen’s licenses granted hereunder) or the licenses or assignments provided for in the Development and Supply Agreement, or in a way that would breach or result in the violation of any other material terms and conditions of this Agreement (or the Development and Supply Agreement); provided, that the foregoing (and following sentence) is not intended to prevent Luna from granting a security interest or lien on the Licensed IP to any lender or a license to same in respect of the lender’s rights and remedies upon an event of default so long as any such security interest, lien or license (or foreclosure thereon) is subject to, and does not terminate or narrow the scope or degree of exclusivity of, the licenses granted to Hansen herein. Luna shall not grant any right, license or interest in, to or under the Licensed IP that terminates or narrows the scope or degree of exclusivity of the rights and licenses granted to Hansen in this Agreement.

(d) New IP Under Future Third Party Agreements. If, at any time after the Effective Date, Luna enters into any agreement with a third party granting rights to such third party under any of the Licensed IP within, or involving a development project within, any of the Medical Fields (without limiting the co-exclusive and exclusive rights of Hansen in Section 2.1), then Luna shall secure the right to license to Hansen within the Medical Robotics Field, Orthopedics Field, Vascular Non-Robotic Field and Endoluminal Non-Robotic Field hereunder any Fiber Optic Shape Sensing/Localization Technology (and all patent rights and other intellectual property rights therein) Created By Luna in connection with such agreement in accordance with the terms of this Agreement, subject to Section 2.4 below (otherwise Luna shall not enter into such agreement). Luna shall use commercially reasonable efforts to secure the right to license Fiber Optic Shape Sensing/Localization Technology and rights therein Created By Luna under such agreements to Hansen within the Non-Robotic Medical Devices Field (including the Colonoscopy Non-Robotic Field); provided, however, that Luna shall have no duty to secure such right to license to Hansen to the extent within the third party’s field of development, e.g., if the development field is the Colonoscopy Non-Robotic Field, Luna shall have no duty to secure such a right to license to Hansen within the Colonoscopy Non-Robotic Field, but would use commercially reasonable efforts to secure such right to license to Hansen for the rest of the Non-Robotic Medical Devices Field. Luna shall also use commercially reasonable efforts to secure the right to license such Technology and rights Created By Luna under any other third party agreements (i.e., agreements outside the Medical Fields) to Hansen under the license grants to Hansen hereunder, in all such cases, subject to Section 2.4 below. Furthermore, if Luna obtains a license to any Fiber Optic Shape Sensing/Localization Technology (and/or any patent rights and other intellectual property rights therein) and such license includes rights to sublicense within any of the Medical Fields, Luna shall secure that such right to sublicense includes the right to sublicense to Hansen hereunder in accordance with the terms of this Agreement (i.e., Hansen shall not be excluded from such sublicensing rights on a discriminatory basis), subject to Section 2.4 below.

(e) Acknowledgement Regarding Hansen Patents. Luna hereby acknowledges and agrees that, if and to the extent any Luna personnel is an inventor of any subject matter claimed within any of the Hansen Patents, any rights or interests in such Hansen Patents that Luna would otherwise obtain therein are assigned to Hansen, and to the extent Luna has not already done so, Luna hereby assigns any such rights or interests in such Hansen Patents to Hansen (which assignment confirmation shall be incorporated in the Settlement Agreement and the other Hansen Settlement Documents, the Amended Plan and Confirmation Order). Accordingly, Luna shall reasonably cooperate with Hansen and provide all reasonable assistance (and execute such further reasonable documents) at Hansen’s cost and expense in connection with any action Hansen may take to document Hansen’s ownership of the Hansen Patents or otherwise prosecute before a patent office to obtain a patent grant and maintain the Hansen Patents.

(f) Disclosure of Licensed IP. Periodically upon reasonable request from Hansen (no more frequently than semi-annually until the [****] anniversary of the Effective Date, but without affecting any disclosure obligations under the Development and Supply Agreement), Luna’s and Hansen’s CTO’s (chief technological officer or someone holding the comparable position) shall have a meeting to review the development of the FOSSL Technology for use in or in connection with the Medical Robotics Field or the Licensed IP, and, upon Hansen’s reasonable further request to follow up on such meeting, Luna shall disclose to Hansen any Licensed IP and/or any FOSSL Technology for use in or in connection with the Medical Robotics Field as specified by Hansen in such request in the form of (1) copies of any then-existing reports, summaries, memorandums, articles, invention disclosures, patents and patent applications, in each case (A) to the extent not already disclosed to Hansen and (B) in any event (i) excluding documents to the extent covered by attorney-client privilege, (ii) excluding inventor notebooks, incomplete draft documents and mere email correspondence (but not excluding attached documents to the extent constituting the foregoing documents), and (iii) excluding any information restricted from disclosure to Hansen under third party confidentiality obligations, or (2) Luna may prepare a document fulfilling such request that provides the substance of the responsive information that otherwise would be provided pursuant to clause (1). Luna shall reasonably respond to limited, brief follow-up inquiries from Hansen regarding the items disclosed under (1) and/or (2) above for the purpose of confirming and complementing the sufficiency of the disclosures above. The foregoing shall exclude software source code and related documentation and algorithms designed for the purpose of incorporation into source code (without limiting the provisions of the Development and Supply Agreement). However, the foregoing obligation shall not require Luna to generate any new documents, reports or other materials that do not already exist (except to the extent Luna elects, in its sole discretion, to pursue (2) above instead of (1)) and shall not require Luna to provide Hansen with training with respect to any inventions or Technology contained or described by the claims of such Licensed Patents.

(g) Clarification Regarding Copyrights. With respect to Technology licensed by Luna to Hansen under this Agreement that includes software, works or authorship or copyrighted materials, such licenses shall include the right to copy, modify and make derivative works thereof (and the right to use any ideas, concepts, algorithms and other information contained therein) within the fields and pursuant to the terms and conditions otherwise provided in this Agreement, regardless of when or whether provided or disclosed to Hansen. The foregoing shall not be construed to require the delivery or provision of any particular software (or source code), works of authorship or copyrighted materials except to the extent specifically provided in the Development and Supply Agreement.

(h) Clarification Regarding Non-Licensed Technology. For purposes of clarity, the combination, incorporation or attachment of any Licensed IP or Hansen Licensed IP (as the case may be) as part of or to other Technology that is not Licensed IP or Hansen Licensed IP (as the case may be) shall not result in the portion of the amalgamation that consists of the Technology that is not Licensed IP or Hansen Licensed IP becoming or being transformed into Licensed IP or Hansen Licensed IP under this Agreement.

2.4 Third Party License Payments and Agreement Terms. If Hansen’s practice of Licensed IP (including through Hansen’s manufacture, use or sale of Products covered thereby or grant of a sublicense covered thereby) that is in-licensed by Luna from third party licensors and sublicensed to Hansen under Section 2.1 (Luna’s licenses of such third party Licensed IP being “Third Party Licenses” and such third party licensors being “Third Party Licensors”), results in a royalty, milestone or similar payment becoming due to any Third Party Licensors, Hansen shall be responsible for such payments but solely to the extent the applicable provisions requiring (and setting forth the method for determining the

[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

amount and calculation of) such royalty, milestone and similar payments are disclosed to Hansen in writing in advance of Hansen incurring any such payments (such payments attributable to Hansen’s practice of Licensed IP being, “Third Party Payments”). If permitted by such Third Party Licensors and Luna provides Hansen with the instructions therefor, Hansen shall directly pay such amounts to Third Party Licensors on a timely basis. Otherwise, Hansen shall reimburse Luna for any such Third Party Payments actually paid by Luna to the applicable Third Party Licensor within ten (10) business days of receipt of an invoice therefor from Luna (or within such period of time as may be agreed upon by the Parties after review of the applicable Third Party License). Hansen shall have no obligation to make or reimburse (and Luna shall be solely responsible for) any payments under or with respect to any Third Party Licenses except for those Third Party Payments properly disclosed to Hansen in advance as provided above. Exhibit D sets forth a complete list of all Third Party Payments as of the Effective Date currently known to Luna. The Parties shall reasonably cooperate with each other to provide such information and documents as is reasonably required to calculate, pay and report Third Party Payments. If Luna enters into any Third Party Licenses after the Effective Date, Luna shall promptly disclose to Hansen the details of any Third Party Payments thereunder (but in any event at least thirty (30) days before any Third Party Payments would accrue) as well as all terms and conditions therein that are applicable to Hansen or sublicensees generally. Hansen may choose in its sole discretion to exclude any Third Party License from the licenses granted to Hansen hereunder at any time by providing thirty (30) days prior written notice to Luna thereof, in which case Hansen shall have no obligation to make or reimburse any Third Party Payments with respect to such excluded Third Party License (or comply with the applicable terms and conditions thereof with respect to periods following the effective date of such notice) as of the end of such thirty (30) day notice period (except to the extent and for so long as any Third Party Payments continue to accrue even after such exclusion notice in accordance with terms disclosed to Hansen in advance as provided above). If Hansen elects to exclude any Third Party License from the sublicenses to Hansen hereunder in accordance with the foregoing notice, such Third Party License shall be excluded from the Licensed IP for all purposes under this Agreement. Unless Hansen has excluded any Third Party License in accordance with the foregoing, Hansen hereby agrees to comply with terms and conditions required of and applicable to sublicensees under any of the Third Party Licenses, but solely to the extent disclosed to Hansen in advance. Luna shall maintain all Third Party Licenses (not excluded by Hansen in accordance with the foregoing) in full force and effect and comply with the terms and conditions thereof (except to the extent any failure to do so would not terminate, limit or restrict Hansen’s sublicense of rights thereunder) and Luna shall not terminate or modify any such Third Party Licenses in a materially adverse manner that terminates, limits or restricts the rights sublicensed to Hansen by Luna herein with respect to such Third Party License or in a manner that materially and adversely increases the obligations of Hansen (i) to make Third Party Payments or (ii) to comply with the terms and conditions of such Third Party License.

2.5 Reservation of Rights. Except for the rights and licenses expressly granted to, acquired by or confirmed for Hansen and its Affiliates hereunder and to Intuitive under Section 2.1 of the Intuitive-Luna License, Luna retains all right, title and interest in and to the Licensed IP and all of Luna’s other intellectual and industrial property rights. Without limitation of the foregoing and subject at all times to the licenses granted to Hansen under this Agreement, the Parties confirm that Luna retains its rights to use, make and sell (and license) any and all of its intellectual and industrial property rights (i) within technologies, applications and fields that do not involve FOSSL Technology (for example, nanotechnology, secure computing, industrial coating, flame retardants, ultrasonic, and wireless technologies and applications) and (ii) subject to the licenses granted under Section 2.1 and licenses granted to Intuitive under the Intuitive-Luna License, within technologies, applications and fields outside the Medical Fields that do involve FOSSL Technology, including, for example, industrial application, oil exploration, infrastructure, civil, aeronautics, naval, automotive, telecommunication and consumer products. Except for the rights and licenses expressly granted to Luna hereunder and under the Development and Supply Agreement, Hansen retains all right, title and interest in and to the Hansen-Luna Agreement IP, the Hansen Licensed IP and all of Hansen’s other intellectual and industrial property rights.

3. PAYMENTS

3.1 Compensation from Hansen. The parties acknowledge and agree that the rights and licenses granted by Luna to Hansen under this Agreement are provided in consideration for settlement of the Litigation and pursuant to and part of the Hansen Settlement Documents that are part of and implement the Amended Plan and are incorporated into and made part of the Confirmation Order. Accordingly, among other things, the Parties acknowledge and agree that no payments, royalties or other compensation for the rights and licenses expressly granted to, acquired by or confirmed for Hansen hereunder shall be due or payable by Hansen to Luna hereunder (but without limiting other payments and obligations that Hansen may owe under the terms of this Agreement).

3.2 Compensation from Luna. The parties acknowledge and agree that the rights and licenses granted by Hansen to Luna under this Agreement are provided in consideration for settlement of the Litigation and pursuant to and part of the Hansen Settlement Documents that are part of and implement the Amended Plan and are incorporated into and made part of the Confirmation Order. Accordingly, among other things, the Parties acknowledge and agree that no payments, royalties or other compensation for the rights and licenses expressly granted to, acquired by or confirmed for Luna hereunder shall be due or payable by Luna to Hansen hereunder (but without limiting other payments and obligations that Luna may owe under the terms of this Agreement).

4. REPRESENTATIONS AND WARRANTIES; DISCLAIMERS; INDEMNIFICATION

4.1 By Hansen. Hansen hereby represents, warrants and covenants as follows:

(a) Hansen is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) The execution, delivery and performance of this Agreement by Hansen (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on Hansen’s part, and (iii) do not and shall not contravene or constitute a default under any law or regulation, any judgment decree or order, or any contract, agreement or other undertaking applicable to Hansen or the Hansen-Luna Agreement IP.

(c) Hansen has the full right and authority to grant (and/or confirm the grant of) the rights and licenses granted (and/or confirmed) by Hansen under Section 2.2 to Luna herein.

(d) To the best of Hansen’s knowledge as of the Effective Date, except for the Litigation and the Chapter 11 Case, there are no actions, suits, investigations, claims or proceedings pending or threatened against Hansen relating to the Hansen-Luna Agreement IP or other Hansen Licensed IP.

(e) Aside from the Development and Supply Agreement (which, among other things, amends and restates the Hansen-Luna Agreement) and this Agreement, there are no agreements between Luna and Hansen as of the Effective Date with respect to FOSSL Technology (other than the NDA) or that would restrict or prevent the granting of the licenses granted by Luna to Intuitive in Section 2.1 of the Intuitive-Luna License or the granting the corresponding license granted by Luna to Hansen in Section 2.1 of this Agreement.

(f) Aside from the Development and Supply Agreement, there are no amendments or modifications to the Hansen-Luna Agreement.

(g) Hansen agrees not to amend the Cross License Agreement Between Intuitive and Hansen of even date herewith in a way that would (i) terminate or rescind the licenses granted to Luna in Section 2.2(b) of this Agreement, or (ii) conflict with the provisions in Article 5 of this Agreement or the patent enforcement provisions of the Development and Supply Agreement, or (iii) restrict or prohibit Luna from developing or manufacturing products for Intuitive under, or otherwise performing its obligations under, the Intuitive-Luna Agreement.

4.2 By Luna. Luna hereby represents, warrants and covenants as follows:

(a) Luna is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) The execution, delivery and performance of this Agreement by Luna (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action on Luna’s part, and (iii) do not and shall not contravene or constitute a default under any law or regulation, any judgment, decree or order, or any contract, agreement or other undertaking applicable to Luna or the Licensed IP.

(c) Luna has the full right and authority to grant the rights and licenses granted to Hansen in Section 2.1 herein. Without limiting the foregoing, as of the Effective Date, (i) Luna does not own, have a license to or otherwise control (and did not at any time own, have a license to or otherwise control) any FOSSL Technology (or any patent rights and other intellectual property rights therein) that cannot be fully licensed to Hansen under the terms and conditions of this Agreement (within the full scope of the license grants to Hansen hereunder), and (ii) Luna has not granted any right, license, or interest in, to or under the Licensed IP inconsistent with the rights and licenses granted to Hansen in this Agreement (other than under the Intuitive-Luna Agreement, without limiting Section 2.3(b)).

(d) To the best of Luna’s knowledge as of the Effective Date, except for the Litigation and the Chapter 11 Case, there are no actions, suits, investigations, claims or proceedings pending or threatened against Luna relating to the Licensed IP and appropriate notices of the Amended Plan and Confirmation Order have been served timely by Luna on any person or entity who might possibly have any such claim.

(e) With the exception of Luna’s work with Intuitive, Luna has not disclosed or made any use of any of the Hansen-Luna Agreement IP in connection with work for or with any customers, clients, business partners, or any other third party other than Hansen in the Medical Robotics Field.

(f) As of the Effective Date, Luna has obtained all consents from third parties required to sublicense to Hansen hereunder the rights licensed to Luna under the agreements listed on Exhibit D hereto.

(g) Luna has the full right and authority to agree to the modifications and clarifications to the Intuitive-Luna Agreement as provided by Section 2.3(b) of this Agreement.

(h) Aside from the Intuitive-Luna Agreement and the Intuitive-Luna License, there are no agreements between Luna and Intuitive as of the Effective Date with respect to FOSSL Technology or that would restrict or prevent the granting of the licenses granted by Luna to Intuitive in Section 2.1 of the Intuitive-Luna License or the granting of the corresponding license granted by Luna to Hansen in Section 2.1 of this Agreement.

(i) Aside from the Amendment (which shall be consistent with Section 2.3(b)), there are no amendments or modifications to the original Intuitive-Luna Agreement as of the Effective Date.

(j) Luna agrees not to not amend the Intuitive-Luna License in a way that would (i) terminate or rescind the licenses granted to Hansen in Section 2.1 of this Agreement, (ii) conflict with the provisions in Article 5 of this Agreement or the patent enforcement provisions of the Development and Supply Agreement, or (iii) restrict or prohibit Luna from developing or manufacture products for Hansen under, or otherwise performing its obligations under, the Development and Supply Agreement.

4.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, THE OTHER SETTLEMENT DOCUMENTS, THE AMENDED PLAN AND THE CONFIRMATION ORDER, NEITHER PARTY MAKES, AND EACH PARTY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND AS TO THE VALIDITY OF LICENSED PATENT CLAIMS, WHETHER ISSUED OR PENDING. NOTHING IN THIS AGREEMENT (OR ANY OTHER SETTLEMENT DOCUMENT, THE AMENDED PLAN AND CONFIRMATION ORDER) SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT THE PRACTICE BY THE OTHER PARTY OF THE RIGHTS GRANTED BY THIS AGREEMENT WILL NOT INFRINGE THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

5. INTELLECTUAL PROPERTY

5.1 Prosecution and Maintenance of Licensed Patents. Luna shall file, prosecute and maintain all Licensed Patents in accordance with Luna’s then-current patent protection and maintenance strategy/ies (determined in Luna’s reasonable discretion) with respect to its patent portfolio at Luna’s sole cost and expense. Luna shall provide Hansen, upon Hansen’s reasonable request, with copies of all material correspondence, applications and filings with respect to the Licensed Patents, filed with, sent to or received from the applicable patent office (following the receipt, filing or submission thereof, as the case may be). If Luna decides to cease prosecution or maintenance of any of the Licensed Patents, Luna shall first provide Hansen with written notice of such decision within a reasonable period (but at least forty-five (45) days if practicable) prior to any pending filing or maintenance fee deadline of which it is aware so Hansen may take on behalf of Luna, at Hansen’s sole cost and expense, whatever reasonable action may be necessary with respect thereto so long as such action is not reasonably likely to be materially adverse to Luna, as would be reasonably apparent at the time such action is taken (and Hansen shall notify Luna of such proposed actions prior to taking them). Hansen may, in its sole discretion, thereafter assume responsibility for such prosecution or maintenance at its sole cost and expense, and shall notify Luna in writing prior to assumption if it elects to assume such responsibility. In such event, Hansen shall provide Luna, upon Luna’s request, with copies of all material correspondence, applications, and other filings with respect to any such Licensed Patents assumed by Hansen filed with, sent to or received from the applicable patent offices. In the event Hansen so elects to assume such responsibility for a given Licensed Patent, Luna shall reasonably cooperate at Hansen’s sole cost and expense. If Hansen identifies any potential claims within the Licensed Patents which Luna has not and does not intend to file, prosecute or continue, Hansen, at its option and sole cost and expense, shall have the right to do so on Luna’s behalf with Luna’s prior reasonable consent in each instance (not to be unreasonably withheld), and, in such case, Luna shall provide Hansen reasonable cooperation and assistance in connection therewith, at Hansen’s sole cost and expense and Hansen shall keep Luna reasonably informed of material developments (including providing drafts of submissions for Luna’s review and comment prior to filing). Hansen shall provide Luna, upon Luna’s request, with copies of all material correspondence, applications, and other filings with respect thereto filed with, sent to or received from the patent offices having jurisdiction. For the avoidance of doubt, Hansen, as owner of the Hansen Licensed IP, shall have the sole rights to file, prosecute and maintain and the sole rights to enforce, any patents and patent rights within such Hansen Licensed IP, in Hansen’s sole discretion.

5.2 Enforcement of Licensed Patents.

(a) In the Medical Robotics Field. Hansen shall have the right (but not the obligation) (along with Intuitive) to institute enforcement actions against infringement or misappropriation or alleged infringement or misappropriation of the Licensed IP solely to the extent within the Medical Robotics Field, in each case at its own expense. If Hansen institutes such enforcement, Hansen shall be the “Enforcing Party” and Intuitive shall be the “Non-Enforcing Party”; if Intuitive institutes such enforcement Intuitive shall be the “Enforcing Party” and Hansen shall be the “Non-Enforcing Party.” The Enforcing Party shall notify Luna and the Non-Enforcing Party in writing of its decision to institute such enforcement action and shall keep them reasonably apprised of all developments in such enforcement actions and consult with them regarding such enforcement activities, but the Enforcing Party shall not be required to obtain any approvals or consents to take such enforcement actions, subject to Section 5.2(e) below. Each of Luna and the Non-Enforcing Party shall, at the Enforcing Party’s expense, reasonably cooperate with the Enforcing Party and provide all reasonable assistance in connection with any such enforcement action, including without limitation agreeing to be named as a party to such action or having such action brought in its name by the Enforcing Party (at the Enforcing Party’s expense, including the cost of any fees and court costs) if and to the extent required for the Enforcing Party to have the legal right to initiate such an enforcement action, subject to Section 5.2(e) below, including without limitation as an estate representative pursuant to 11 U.S.C. § 1123(b)(3) and otherwise pursuant to the Amended Plan. The Enforcing Party shall retain all recoveries from such enforcement actions, provided that non-monetary recoveries shall inure to the benefit of both the Enforcing Party and the Non-Enforcing Party as an interested party to the extent of its interest. No settlement, consent judgment or other voluntary final disposition of the action that involves an admission of Luna’s (or the Non-Enforcing Party’s) liability or wrongdoing, requires Luna (or the Non-Enforcing Party) to take or refrain from taking any action or incur any payment obligations or other liabilities or otherwise binds Luna (or the Non-Enforcing Party) or that involves an admission of the invalidity or unenforceability of the Licensed IP or any other of Luna’s (or the Non-Enforcing Party’s) intellectual property or that could reasonably be likely to restrict Luna (or the Non-Enforcing Party) from conducting its business, may be entered into without the express written consent of Luna (and, if applicable, the Non-Enforcing Party), which consent shall not be unreasonably withheld. Notwithstanding any of the foregoing to the contrary, any patents within the Licensed Patents that are Created By Luna under the Development and Supply Agreement shall be governed by Section 5.2(b) below (as if within the fields specified therein) with respect to the enforcement thereof (without limiting the licenses granted thereto hereunder).

(b) In the Orthopedics Field, Endoluminal Non-Robotic Field, and Vascular Non-Robotic Field. Hansen shall have the sole right (but not the obligation) to institute enforcement actions against infringement or misappropriation or alleged infringement or misappropriation of the Licensed IP solely to the extent within the Orthopedics Field, the Vascular Non-Robotic Field, or the Endoluminal Non-Robotic Field, including, if required to bring such action, as an estate representative pursuant to 11 U.S.C. § 1123(b)(3) (to the extent provided in the Confirmation Order), to the extent required to bring such actions, and otherwise pursuant to the Amended Plan, in each case at its own expense. Hansen shall keep Luna reasonably apprised of all developments in such enforcement actions and shall consult with Luna regarding such enforcement activities (but, for clarity, no approval or consent from Luna shall be required for Hansen to bring such enforcement actions). Luna shall, at Hansen’s expense, reasonably cooperate with Hansen and provide all reasonable assistance in connection with any such litigation, subject to Section 5.2(e) below, including without limitation agreeing to be named as a party to such action or having such action brought in Luna’s name by Hansen (in each case at Hansen’s cost and expense) if and to the extent required for Hansen to have the legal right to initiate such an enforcement action. Hansen shall retain all recoveries from such enforcement actions. No settlement, consent judgment or other voluntary final disposition of the action that involves an admission of Luna’s liability or wrongdoing, requires Luna to take or refrain from taking any action or incur any payment obligations or other liabilities or otherwise binds Luna or that involves an admission of the invalidity or unenforceability of the Licensed IP or any other of Luna’s intellectual property or that could reasonably be likely to restrict Luna from conducting its business, may be entered into without the express written consent of Luna, which consent shall not be unreasonably withheld.

(c) In the Non-Robotic Medical Devices Field. Except with respect to claims that fall within clause (a) or (b) above, each of Hansen and Luna shall promptly notify the other of any infringement or misappropriation of the Licensed IP within the Medical Fields of which it becomes aware, and the Parties shall confer together with a view to agreeing upon a common cause of action. If they do not agree upon a common cause of action, then Luna shall have the initial sole right, but shall not be obligated, to institute and prosecute at its own expense, legal actions for infringement or misappropriation of Licensed IP in the Medical Fields outside the Medical Robotics Field, Orthopedics Field, Vascular Non-Robotic Field, and/or Endoluminal Non-Robotic Field. If Luna elects not to pursue such action, then Hansen shall have the right, but shall not be obligated, to prosecute at its own expense such action. In all such cases, all monetary recoveries obtained by the enforcing Party (after reimbursement of the Parties’ expenses incurred with respect to such action) shall accrue to and shall be the sole property of such enforcing Party, provided that nonmonetary recoveries shall inure to the benefit of both Parties as an interested party to the extent of its interest. The other Party, at the request and expense of the enforcing Party, shall reasonably assist in the prosecution of such suit (including by being named as a party to such suit if required for the enforcing Party to bring such action), reasonably co-operate with respect thereto, have its employees testify when reasonably requested and make available relevant records, documents, drawings, information, and the like, subject to Section 5.2(e) below. No settlement, consent judgment or other voluntary final disposition of any action brought under this Section 5.2(c) that involves an admission of the non-enforcing Party’s liability or wrongdoing, requires the non-enforcing Party to take or refrain from taking any action or incur any payment obligations or other liabilities or otherwise binds the non-enforcing Party or that involves an admission of the invalidity or unenforceability of the Licensed IP or any other of the non-enforcing Party’s intellectual property or that could reasonably be likely to restrict the non-enforcing Party from conducting its business, may be entered into without the express written consent of such non-enforcing Party, which consent shall not be unreasonably withheld.

(d) Development and Supply Agreement Patents. To the extent that Section 5.2 of the Development and Supply Agreement provides for different terms and conditions with respect to the prosecution, maintenance and enforcement of certain Licensed Patents Created By Luna under the Development and Supply Agreement, such terms and conditions in the Development and Supply Agreement shall take precedence (and, to the extent inconsistent, apply in lieu of this Article 5) with respect to such Licensed IP. Without limiting the foregoing, enforcement of any Licensed Patents Created By Luna under the Development and Supply Agreement within the Medical Robotics Field shall be enforced under Section 5.2(b) above as if such section also included the Medical Robotics Field solely with respect to such Licensed Patents.

(e) Certain Indemnities. In the event a Party brings an enforcement action with respect to the Licensed IP under this Section 5.2 (the “Indemnifying Party”), such Indemnifying Party shall indemnify the other Party (the “Indemnitee”) for any damages, awards, costs and out-of-pocket expenses imposed on or incurred by the Indemnitee as a result of (and to the extent arising from the subject matter of) such enforcement action (including such damages, awards, costs and expenses resulting from such Indemnitee being named as a party to such action or resulting from any court order for costs, fees, penalties, and other amounts (including the posting of bonds, if any) that may be imposed against the Indemnitee in such enforcement proceedings, to the extent such court order does not arise from such Indemnitee’s own actions (unless such actions were directed to be taken by the Indemnifying Party)). Notwithstanding any of the foregoing to the contrary, such indemnification by the Indemnifying Party shall exclude any damages, awards, costs or expenses to the extent based on claims (including cross-claims or counterclaims) that are brought against the Indemnitee with respect to subject matter outside of the infringement, misappropriation, validity or enforceability of the Licensed IP asserted in the action (and outside the actions or omissions of the Indemnifying Party in conducting such enforcement action) or with respect to subject matter which concerns actions or omissions of the Indemnitee that were not directed to be taken or omitted by the Indemnifying Party, in each case, so long as the Indemnitee has the sole right to control the actions based on such claims or subject matter.

6. MISCELLANEOUS

6.1 Entire Agreement. Subject to Section 6.7 below and the Amended Plan and Confirmation Order, this Agreement (and its Exhibits) contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and merges all prior and contemporaneous understandings and agreements between the parties, whether written or oral, with respect to such subject matter, it being understood and agreed that (i) the Hansen-Luna Agreement is being amended and restated in its entirety in this Agreement (but not terminated or superseded) and (ii) the NDA survives in accordance with its terms for the purpose of disclosures made under the NDA prior to the effective date of the Hansen-Luna Agreement (provided, however, that, for the avoidance of doubt and notwithstanding anything in the NDA to the contrary, any information disclosed under the NDA which falls within the Licensed IP may be used and disclosed by Hansen in accordance with the terms and conditions of the licenses granted hereunder and the confidentiality provisions in the Development and Supply Agreement, and the NDA shall not restrict such permitted use and disclosure). This Agreement shall not be modified, amended or cancelled other than in a writing signed by authorized representatives of Luna and Hansen.

6.2 No Implied Waiver. Any waiver of any obligation under this Agreement must be in writing. The failure of any Party to enforce at any time any provision of or right under this Agreement shall not be construed to be a waiver of such provision or right or any other provision, and shall not affect the right of such Party to enforce such provision or right or any other provision. No waiver of any breach hereof shall be construed to be a waiver of any other breach.

6.3 Assignment. This Agreement and the rights of the Parties hereunder may not be assigned by a Party without the prior written consent of the other Party; provided, however, this Agreement (along with the rights granted under this Agreement) may be assigned by a Party without the other Party’s consent to an Affiliate or as part of (i) a merger, consolidation, internal reorganization, or acquisition of the assigning Party or (ii) a sale of all or substantially all the assets of the assigning Party. In the event that Luna is acquired by a third party (such third party, hereinafter referred to as an “Acquiror”), then the intellectual property of such Acquiror held or developed by such Acquiror (whether prior to or after such acquisition) shall, notwithstanding anything else in this Agreement to the contrary, be excluded from the Licensed IP, and such Acquiror (and Affiliates of such Acquiror which are not Subsidiaries of Luna itself) shall be excluded from the meaning of “Affiliate” solely for purposes of the applicable components of the foregoing intellectual property definitions, in all such cases if and only if: (a) Luna remains a Subsidiary of the Acquiror; (b) substantially all intellectual property of Luna and substantially all research and development assets and operations of Luna, in each case relating to FOSSL Technology, remain with Luna and are not transferred to the Acquiror or another Affiliate of the Acquiror; and (c) the scientific and development activities with respect to FOSSL Technology of Luna and the Acquiror (if any) are maintained separate and distinct. For clarity, in the event that Luna is acquired by an Acquiror and each of the criteria described in subclauses (a) through (c) is not satisfied, then the intellectual property of such Acquiror created, invented, generated or developed after the date of such acquisition shall be included within Licensed IP (but not any intellectual property of such Acquiror existing prior to or as of the date of such acquisition). Subject to the foregoing, the respective obligations of the Parties hereto shall bind, and the respective rights of the Parties shall inure to the benefit of, the Parties’ respective permitted assignees and successors. For the avoidance of doubt, any sale or transfer of Licensed IP or Hansen Licensed IP shall only be made fully subject to the terms and conditions of this Agreement.

6.4 Governing Law; Jurisdiction; Venue.

(a) Choice of Law. This Agreement shall be governed by, and interpreted in accordance with: (i) the Bankruptcy Code, and (ii) in the case of applicable non-bankruptcy law, the laws of the State of Delaware, without regard to conflicts of laws, or applicable federal law as to a particular subject where federal law governs, such as for example, the Patent Act governing patents or the Copyright Act governing copyrights.

(b) Bankruptcy Court Jurisdiction. Except as provided in subsection (c) and subsection (d), any disputes arising under this Agreement, or related to the meaning, effect and interpretation of the Amended Plan, the Confirmation Order or this Agreement (which Agreement is a part of the Amended Plan and Confirmation Order), shall be subject to the jurisdiction of the Bankruptcy Court.

(c) Exceptions to Bankruptcy Court Jurisdiction. In the event: (i) the Bankruptcy Court lacks or declines to exercise jurisdiction over a dispute arising under this Agreement, for any reason; (ii) the reference of jurisdiction to the Bankruptcy Court is withdrawn, for any reason; (iii) the dispute or enforcement of this Agreement is related to any intellectual property rights of Intuitive, Hansen or Luna, including without limitation any alleged infringement or misappropriation or misuse thereof; or (iv) the dispute or enforcement arises from or with respect to any provision of, or incorporated into, any of Sections 2.1, 2.2, 2.3, 2.4, 2.5, 4, 5, or 6.3 of this Agreement or causes of action relating thereto or arising therefrom, or any of Sections 2.1, 2.2, 3, 4, 5, 7, 8 or 10.3 of the Development and Supply Agreement or causes of action relating thereto or arising therefrom, then the state or federal courts for or in New Castle County, Delaware shall have exclusive jurisdiction over any disputes arising under or related to this Agreement.

(d) Alternative Dispute Resolution. Notwithstanding subsections (b) and (c) above and subsection (e) below, in the event some provision of a particular Hansen Settlement Document expressly creates an alternative dispute resolution provision as to a particular type of dispute, then such disputes shall be resolved as so specified in the applicable Agreement.

(e) Consent to Jurisdiction. Each Party hereby (i) consents and submits to the venue and co-exclusive jurisdiction of the Bankruptcy Court and the courts of New Castle County in the State of Delaware and the Federal courts of the United States sitting in such part of the District of Delaware (without prejudice to either the retained rights and jurisdiction of the Bankruptcy Court), (ii) agrees that all claims may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection that it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. Each of the Parties hereby consents to service of process by any party in any suit, action or proceeding in accordance with such applicable law.

(f) Resolving Conflicts. If there is any question as to whether the proper jurisdiction or venue for any dispute is in the Bankruptcy Court or in the Delaware Court, the Bankruptcy Court may decide that issue.

(g) Miscellaneous. The prevailing Party in any final judgment of any such controversy, claim or dispute, or the non-dismissing Party in the event of a dismissal without prejudice, shall be entitled to receive from the other Party the reasonable attorneys’ fees (and all related costs and expenses) and all other costs and expenses paid or incurred by such prevailing Party in connection with such controversy, claim or dispute and in connection with enforcing any judgment or order with respect thereto.

6.5 Severability. If for any reason a provision of this Agreement, or portion thereof, is finally determined to be unenforceable under applicable law, that provision, or portion thereof, shall nonetheless be enforced, as to circumstances, persons, places and otherwise, to the maximum extent permissible by applicable law so as to give effect to the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

6.6 Effect of Plan/Confirmation Order. The Parties agree that this Section 6.6 is a settlement proposal that shall apply only to the extent approved by the Confirmation Order. The Parties each agree to use commercially reasonable efforts to support the full rights sought by the Parties hereunder, including without limitation by appropriate proffers or other proof in the plan confirmation process. To the maximum extent possible under applicable law (as affected by the Confirmation Order), this Agreement is not an “executory contract” for the purposes of 11 U.S.C. § 365. Rather, this Agreement constitutes a settlement allocation and partition of intellectual property and other rights disputed in the Litigation and in Hansen’s related claims in the Chapter 11 Case but resolved by the Amended Plan and the Confirmation Order. To the extent that a final judgment by a court of competent jurisdiction rules otherwise than that, the executory parts of this Agreement (herein sometimes called a

“Section 365(n) Contract”) shall be interpreted so that the greatest possible rights and licenses of the licensee Party thereto shall be held to be “executed,” thereby minimizing any “executory” parts of the Agreement. As to any Section 365(n) Contract, the parties hereto acknowledge and agree that the rights and licenses granted by the licensor Party to the licensee Party and its Affiliates hereunder are rights with respect to intellectual property (including without limitation “intellectual property” within the meaning of 11 U.S.C. § 101), and: (a) all reports, drawings, samples, prototypes and other books and records and embodiments of the intellectual property shall be deemed “embodiments” of the intellectual property protected by 11 U.S.C. § 365 hereunder; (b) any Hansen Settlement Document or obligations thereunder that the licensee Party designates as such an “agreement supplementary” to such Section 365(n) Contract in its discretion at any time before the Confirmation Hearing in a “Plan Supplement” to the Amended Plan, shall be, to the extent permitted by applicable law (as affected by the Confirmation Order) and so designated by the licensee, an “agreement supplementary” to such Section 365(n) Contract, but no other Hansen Settlement Document or obligations shall be an “agreement supplementary” to such Section 365(n) Contract; and (c) there are no “royalty payments” due from Hansen or Luna as a licensee under such Section 365(n) Contract or, since 11 U.S.C. § 365(n)(2) applies only to the Section 365(n) Contract, but not to any “agreement supplementary” to such contract, under any such supplementary agreement. In the event of any conflict between (i) the provisions of this Section 6.6, or (ii) the rights contemplated by 11 U.S.C. § 365(n), and the Amended Plan or the Confirmation Order, the Amended Plan and Confirmation Order shall govern and control. Hansen and Luna each shall be deemed to have made a request for enforcement of all of its rights and licenses pursuant to 11 U.S.C. § 365(n)(4), without further action by either licensee Party.

6.7 Confidentiality. Confidential information within the Licensed IP and Hansen Licensed IP shall be subject to the terms and conditions of the confidentiality provisions set forth in the Development and Supply Agreement.

6.8 Headings. The headings and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

6.9 Interpretation. This Agreement has been negotiated by all parties, and each Party has been advised by competent legal counsel. This Agreement shall be interpreted in accordance with its terms and without any construction in favor of or against any Party.

6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which collectively shall constitute one and the same instrument.

6.11 No Effect on 2005 Hansen-Intuitive Cross License. The 2005 Hansen-Intuitive Cross License shall remain in full force and effect and the terms of such 2005 Hansen-Intuitive Cross License shall in no way be modified, affected or superseded by this Agreement.

6.12 Notices. Except as may be otherwise provided herein, all notices, requests, waivers, consents and approvals made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to another Party; (b) when sent by facsimile, with receipt confirmation, to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the applicable Parties as set forth below with next business day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall attempt to promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity or delivery status of any such communication. A Party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section by giving the other Parties written notice of the new address in the manner set forth above.

If to Hansen Medical, Inc.

  800 E. Middlefield Road

  Mountain View, CA 94043

  Attn: Arthur Hsieh

  Facsimile: 650-404-5901

  Email: Arthur_Hsieh@hansenmedical.com

If to Luna Innovations Inc. or Luna Technologies, Inc.

  One Riverside Circle, Suite 400

  Roanoke, VA 24016

  Attn:

  Facsimile:

6.13 Luna Party. For purposes of this Agreement, Luna Innovations Inc. and Luna Technologies, Inc. may be treated by Hansen as one entity, such that, for example, a notice or consent from Luna Innovations Inc. shall be deemed a valid and effective notice or consent also from Luna Technologies, Inc. (and vice versa) and a payment from Hansen to Luna Innovations Inc. shall fully satisfy Hansen’s obligation with respect to such payment hereunder as to both entities. Luna Innovations Inc. and Luna Technologies, Inc. shall exercise their rights jointly under this Agreement, and will not take conflicting positions with respect to its obligations to Hansen.

6.14 Further Assurances. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other Party (to the extent consistent with this Agreement and at the other Party’s expense) in order to effectuate fully the purposes, terms and conditions of this Agreement. Without limiting the foregoing, each Party shall take such steps reasonably requested by the other Party to perfect, and provide constructive notice of, the licenses and other rights granted to such Party hereunder, including without limitation filings in any governmental office where that is customary or appropriate in accordance with applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LUNA INNOVATIONS INCORPORATED	HANSEN MEDICAL, INC.

By:	By:

Name:	Name:

Title:	Title:

LUNA TECHNOLOGIES, INC.

By:

Name:

Title:

EXHIBIT A

Hansen-Luna Agreement IP

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[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

EXHIBIT B

Listed Patents and Patent Applications within Licensed Patents

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[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

EXHIBIT C

Certain Luna Technology within Licensed Technology

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[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

EXHIBIT D

Third Party Licenses

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[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

EXHIBIT E

Hansen Patents

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[****] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS